Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated August 8, 2022, with respect to the audited financial statements of BCGF Acquisition Corp (“the Company”) as of May 18, 2022 and the related statements of operation, changes in stockholders’ deficit and cash flow for the period from May 13, 2022 (inception) through May 18, 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

August 8, 2022